Exhibit 9.1

Division of Corporation Finance

Office of Trade & Services

RE: Change in Certifying Accountant

To Whom It May Concern:

We concur with the statements made regarding our dismissal as independent accountant to Smart Rx Systems Inc.

Sincerely,

Soto Accounting, LLC

Chicago, Illinois

July 12, 2022

4252 N. Cicero Ave. Chicago, IL 60641 | T: 312.715.8599 | F: 312.489.2344 | brian@sotoaccounting.com